UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                -----------------


                                   FORM 8-K


                                CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934




Date of report (Date of earliest event reported)      January 23, 2004
                                                 ----------------------------



                        Security Federal Corporation
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            (Exact Name of Registrant as Specified in Charter)



      South Carolina                0-16120                 57-0858504
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(State or Other Jurisdiction      (Commission           (I.R.S. Employer
     of Incorporation)             File Number)         Identification No.)



   1705 Whiskey Road South, Aiken, South Carolina              29801
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    (Address of Principal Executive Offices)                 (Zip Code)



Registrant's telephone number, including area code       (803) 641-3000
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                               Not Applicable
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        (Former Name or Former Address, if Changed Since Last Report)


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Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

       (c) Exhibits

             99.1 News Release of Security Federal Corporation dated January 23, 2003.


Item 12. Results of Operations and Financial Condition.

     On January 23, 2004, Security Federal Corporation issued its earnings release for the quarter ended December 31, 2003. A copy of the earnings release is attached hereto as Exhibit 99.1, which is incorporated herein by reference.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: January 23, 2004                SECURITY FEDERAL CORPORATION



                                      /s/ Roy G. Lindburg
                                      --------------------------------
                                      Roy G. Lindburg
                                      Treasurer and Chief Financial Officer

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                                   Exhibit 99.1

                        News Release Dated January 23, 2004



                                 NEWS RELEASE


           SECURITY FEDERAL CORPORATION ANNOUNCES QUARTERLY EARNINGS


Aiken, South Carolina (January 23, 2004) - Security Federal Corporation (OTCBB: SFDL), the holding company for Security Federal Bank, today reported earnings of $903,000 or $0.36 per share (basic) for the three months ending December 31, 2003 compared to $927,000 or $0.37 per share (basic) for the three months ending December 31, 2002.

For the nine months ending December 31, 2003, earnings increased 10.5% to $2.7 million or $1.08 per share (basic) compared to $2.5 million or $0.98 per share (basic) for the nine months ending December 31, 2002. The decrease in earnings for the quarter was attributable to a decrease in the gain on sale of mortgage loans as a result of a slowing of home loan re-financings. The increase in earnings for the nine-month period was due primarily to increases in the gain on sale of mortgage loans and other fee income and a decrease in the provision for loan losses.

Total net loans receivable were $253.7 million at December 31, 2003 compared to $243.2 million at March 31, 2003, an increase of 4.4%. Total deposits increased $30.6 million to $389.0 million during the nine months ending December 31, 2003, an increase of 8.5%. Total assets increased to $527.8 million at December 31, 2003 from $444.9 million at March 31, 2003, an increase of 18.6%.

Security Federal Bank has 12 full service branch locations in Aiken, Clearwater, Denmark, Graniteville, Langley, Lexington, North Augusta, Wagener, and West Columbia. The Lexington branch office opened in August 2003. The Bank had previously announced it had signed an agreement to sell its Denmark branch, which is expected to be completed during the March 2004 quarter. The Bank plans to open a full service branch in Irmo, South Carolina during
calendar year 2004.   Additional financial services are provided by three of
the Bank's wholly owned subsidiaries, Security Federal Insurance, Inc., Security Federal Investments, Inc., and Security Federal Trust, Inc.

Security Federal Corporation's common stock trades on the Over-The-Counter Bulletin Board under the symbol SFDL. Its market makers include Sterne, Agee, & Leach, Inc., Trident Securities, Inc., A.G. Edwards and Sons, Inc., Monroe Securities, Inc., and Hill, Thompson, Magid, L.P.

For additional information contact Roy Lindburg, Chief Financial Officer, at
(803) 641-3070

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